DocuSign Envelope ID: C9AD1E94-FAA9-4B44-8D2A-146BE4B52C77

AMENDMENT TO FUND PARTICIPATION

AGREEMENT

(Institutional Shares)

Regarding

RULES 30e-3 and 498A

TIAA CREF Life Insurance Company (the “Company”) and Janus Aspen Series, an open-end management investment company organized as a Delaware business trust (the “Trust”), ) entered into a certain fund participation agreement dated February 7, 2006, as amended (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of December 3, 2020, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”) and the Trust (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Trust (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e- 3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Trust shareholder reports to Contract Owners, including hosting the website of certain trust documents (“Trust Documents”), defined below, required by Rule 30e-3;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on and complying with the requirements, terms and conditions of paragraph (j) of Rule 498A for “on-line” delivery;

DocuSign Envelope ID: C9AD1E94-FAA9-4B44-8D2A-146BE4B52C77

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Trust Documents be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host (or hire a third party to host on its behalf) said website; and

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Trust prepares and provides the Trust Documents that are specified in Rules 30e-3 and 498A;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company and the Trust hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Trust Documents; Website Posting.

(a).      Trust Documents. The Trust is responsible for preparing and providing the following “Trust Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(v)	Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)	Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above,the “Portfolio Holdings”).

(b).      Deadline for Providing, and Currentness of, Trust Documents.

(i).   The Trust shall provide the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolio Company’s securities and the Variable Contracts.

(ii).   The Trust shall provide the Shareholder Reports and Portfolio Holdings within the 30e-3 Posting Deadline (defined below) (to facilitate the required website posting), which is anticipated to be no later than 5 (five) business days before the date

DocuSign Envelope ID: C9AD1E94-FAA9-4B44-8D2A-146BE4B52C77

each time that the required materials are required to be posted by Rule 30e-3 (“30e-3 Posting Deadline”).

(c).      Format of Trust Documents. The Trust shall provide the Trust Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that are convenient for both reading online and printing on paper (in accordance with Rule 30e-3 and Rule 498A).

(d).      Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Trust Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Trust fulfills its obligations under this Amendment.

(e).      Use of Summary Prospectuses.

(i).       The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii).       The Trust shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

2.	Article II is hereby amended by deleting Section 2.2, 2.3(a), and 2.4 in their entirety and replacing them with the following:

“2.2 At the option of the Company, the Trust shall either (a) provide the Company (at the Company’s expense) with as many copies of the Trust’s Shares’ current prospectus, annual report, semi-annual report, Trust Documents, and other shareholder communications, including any amendments or supplements to any of the foregoing, as the Company shall reasonably request; or (b) provide the Company with a camera-ready copy, portable document format (PDF) or other electronic form of such documents in a form suitable for printing or adding to a website. The Trust shall provide the Company with a copy of the Shares’ statement of additional information in a form suitable for duplication by the Company. The Trust (at its expense) shall provide the Company with copies of any Trust-sponsored proxy materials in such quantity as the Company shall reasonably require for distribution to Contract owners. The Trust agrees to provide all materials mentioned in this Section 2.2 within a reasonable timeframe to allow the Company to prepare its separate account prospectuses and distribute them to contract owners.”

“2.3 (a) The Company shall bear the costs of printing and distributing the Trust’s Shares’ prospectus, statement of additional information, shareholder reports, Trust Documents, and other shareholder communications to owners of and applicants for policies for which Shares of the Trust are serving or are to serve as an investment vehicle. The Company shall bear the costs of distributing proxy materials (or similar materials such as voting solicitation instructions) to Contract owners. The Company assumes sole responsibility for ensuring that such materials are delivered to Contract owners in accordance with applicable federal and state securities laws.”

DocuSign Envelope ID: C9AD1E94-FAA9-4B44-8D2A-146BE4B52C77

“2.4 The Company agrees and acknowledges that Janus Henderson Group plc (“Janus Henderson”) or its affiliate is the sole owner of the name and mark “Janus” and/or “Janus Henderson.” All references contained in this Agreement to “the name or mark ‘Janus’ and/or ‘Janus Henderson’” shall include but not be limited to the Janus Henderson logo, the website www.janushenderson.com (“Trust Website”) and any and all electronic links relating to such website. Neither the Company, nor its affiliates, employees, or agents shall, without prior written consent of Janus Henderson, use the name or mark “Janus” and/or “Janus Henderson,” including any derivations thereof, or make representations regarding the Trust, Janus Henderson, or their affiliates, or any products or services sponsored, managed, advised, or administered by the Trust, Janus Henderson, or their affiliates, except those contained in the then-current Prospectus and the then-current printed sales literature for the Shares of the Portfolios. The Company will make no use of the name or mark “Janus” and/or “Janus Henderson,” including any derivations thereof, except as expressly provided in this Agreement or expressly authorized by Janus Henderson in writing. All goodwill associated with the name and mark “Janus” and/or “Janus Henderson,” including any derivations thereof, shall inure to the benefit of Janus Henderson or its affiliate. Upon termination of this Agreement for any reason, the Company shall immediately cease any and all use of any Janus and/or Janus Henderson mark(s).”

3.

Portfolio Expense and Performance Data. The Trust shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration, sale and preparation of the annually updated registration statement of the Variable Contracts on a timely basis.

4.	Construction of this Amendment; Participation Agreement.

(a).      This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b).      To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

5.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy, including an electronic signature, of this Amendment delivered by facsimile or by emailing a copy in PDF form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

DocuSign Envelope ID: C9AD1E94-FAA9-4B44-8D2A-146BE4B52C77

6.	Liability. The Trust is responsible for the obligations, duties and liabilities under this Amendment.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

TIAA CREF LIFE INSURANCE COMPANY, on behalf of itself and each Separate Account

By:
Print Name: Todd Sagmoe
Title: Vice President

The Trust:

JANUS ASPEN SERIES

By:
Print Name: Byron Hittle
Title: Interim Vice President, Secretary

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